Exhibit 10.19

SEPARATION AND RELEASE AGREEMENT

          This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between ROGUE WAVE SOFTWARE, INC. (“Rogue Wave”) and JOHN FLOISAND (“Mr. Floisand”) (collectively “Parties”) as of the Execution Date of this Agreement defined in paragraph 28 below.

          WHEREAS, effective as of February 21, 2003 Mr. Floisand tendered his resignation as President, Chief Executive Officer, and Chairman and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with its corporate affiliates, parents or subsidiaries;

          WHEREAS, Rogue Wave has accepted the resignation tendered by Mr. Floisand;

          WHEREAS, the Parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

          WHEREAS, Mr. Floisand accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated and will receive no payment, compensation, or benefits relating in any manner to Mr. Floisand’s employment with Rogue Wave or the separation thereof except as set forth in this Agreement.

II.      COVENANTS

          NOW THEREFORE, in consideration of the above set forth recitals which are incorporated herein by reference and the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties hereto as follows:

          1.           RESIGNATION. Mr. Floisand has tendered and Rogue Wave has accepted Mr. Floisand’s resignation as President, Chief Executive Officer and Chairman and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with any of its corporate affiliates, parents or subsidiaries, effective as of February 21, 2003 (“Separation Date”).

          2.           MODIFICATION AND SUBSTITUTION OF AGREEMENT.  The Parties agree that this Agreement shall replace, modify, and completely supercede any obligations set forth in any former agreement, whether written or oral concerning the terms of Mr. Floisand’s employment with, or separation from, Rogue Wave.  This Agreement establishes the final agreement between the parties as to the obligations of Rogue Wave, and this Agreement may be altered only in a writing signed by the Chairman of the Rogue Wave Board of Directors.

          3.           CONSIDERATION.  Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this Agreement: Rogue Wave agrees to pay Mr. Floisand $325,000 (Three Hundred Twenty-five Thousand Dollars), less all legally required deductions and required withholdings (“Lump Sum Payment”).  The Lump Sum Payment shall be made in a one-time, lump sum payment within 14 days of the Execution Date of this Agreement.  The Lump Sum Payment shall be by check and delivered by mail, overnight delivery, or hand delivery, at the sole option of Rogue Wave.  The Parties agree that 25% of the Lump Sum Payment is made solely in consideration of Mr. Floisand executing and not revoking the ADEA Waiver and Release set forth in paragraph 16 below.

          4.           INSURANCE.  To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to Rogue Wave, Mr. Floisand will be eligible to continue his health insurance benefits.  Mr. Floisand acknowledges that Rogue Wave has provided him with a COBRA notification form setting forth Mr. Floisand’s rights and responsibilities with regard to COBRA coverage.

          5.          FORGIVENESS OF RELOCATION AMOUNTS.  Rogue Wave will forgive, and will not require repayment of, Mr. Floisand’s obligation to repay amounts paid to Mr. Floisand during his relocation to the Boulder, Colorado, area.

          6.          OTHER COMPENSATION.  Except as expressly provided herein, Mr. Floisand acknowledges and agrees that Mr. Floisand will not receive (nor is Mr. Floisand entitled to receive) any consideration, compensation, payments, bonuses, commissions, reimbursements, incentive payments, stock, equity interests, stock options, or benefits of any kind.  Mr. Floisand further acknowledges and agrees that Rogue Wave has paid to Mr. Floisand in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date.  The Parties also agree that this Agreement supercedes any and all prior agreements concerning the obligations of Rogue Wave to Mr. Floisand.

          7.          DENIAL OF LIABILITY.  The Parties acknowledge that any payment by Rogue Wave and any release by Mr. Floisand pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Mr. Floisand in no way admit any liability to each other and that they expressly deny any such liability.

          8.          NONDISPARAGEMENT.  Mr. Floisand agrees that he will not at any time disparage Rogue Wave to third parties in any manner likely to be harmful to Rogue Wave, its business reputation, or the personal or business reputation of its directors, shareholders and/or employees.  Notwithstanding the prohibition in the preceding sentence, Mr. Floisand shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

          9.          ROGUE WAVE PROPERTY.  Prior to the Separation Date, Mr. Floisand agrees to return to Rogue Wave all Rogue Wave documents in whatever form (and all copies thereof) and any and all other Rogue Wave property in Mr. Floisand’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, notes, contracts, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, including any computer equipment, laptops, cellular telephones, pagers, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof in any form including electronic or paper).

          10.          CONFIDENTIALITY/NON-DISCLOSURE.  Mr. Floisand and Rogue Wave acknowledge that confidentiality and nondisclosure of the terms of this Agreement are material considerations for the Parties entering into this Agreement.  Mr. Floisand acknowledges, represents, and agrees that he has not and will not discuss the terms or provisions of the Agreement with any current or former Rogue Wave employee.  As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Floisand and Rogue Wave and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access.  Notwithstanding the prohibitions in this paragraph:  (a) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Rogue Wave may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) Rogue Wave may disclose this Agreement upon request from any government entity; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

          11.          BUSINESS EXPENSE REIMBURSEMENT.  Rogue Wave agrees to reimburse Mr. Floisand for those reasonable business expenses he necessarily incurred in his capacity as a Rogue Wave employee prior the Separation Date to the extent such expenses are consistent with Rogue Wave’s policies in this regard.  Mr. Floisand acknowledges and agrees that Rogue Wave will not reimburse him for any expenses he incurred after the Separation Date.  Mr. Floisand must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date.

          12.          REFERENCES.  To coordinate Rogue Wave’s response to any inquiries from prospective employers seeking employment references concerning Mr. Floisand, Mr. Floisand agrees to direct such prospective employers exclusively to the Rogue Wave Vice President of Human Resources.  Should the Vice President of Human Resources receive an inquiry, the Vice President (or an authorized agent acting on behalf of the Vice President) shall confirm Mr. Floisand’s period of employment with Rogue Wave, the position he held, and the latest salary that he received as an employee and will state that company policy precludes the release of further information.

          13.          NONDISCLOSURE OF PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT.  Mr. Floisand agrees and acknowledges that he is bound, and will continue to be bound after the Execution Date of this Agreement, by the terms of the Employee Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) between Mr. Floisand and Rogue Wave, executed by Mr. Floisand, a copy of which is attached hereto as Exhibit A and which is incorporated herein as if set forth in full.  Mr. Floisand specifically acknowledges that he remains bound by a covenant not to compete with Rogue Wave for the period of time specified in the Confidentiality Agreement.  Mr. Floisand acknowledges that this restriction prohibits him, without limitation, from engaging in the design, development, marketing or sale of any product, service, process, system, or software that was marketed, sold, or under development by Rogue Wave (including Rogue Wave’s subsidiaries and divisions) at any time during Mr. Floisand’s employment with Rogue Wave.  Nothing in this paragraph should be construed to narrow the obligations of Mr. Floisand imposed by any other agreement, statute, case law or other source.

          14.           RELEASE OF CLAIMS BY MR. FLOISAND.  For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Mr. Floisand, Mr. Floisand hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to:  any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Floisand’s employment with Rogue Wave or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Rogue Wave, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Federal Civil Rights Act of 1964, as amended; damages, attorney’s fees, court costs, or any expenses under Title VII of the Federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the Federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Anti-Discrimination Act; the Age Discrimination in Employment Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standard Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.  Mr. Floisand agrees that in the event he brings a claim or charge covered by this release, or does not dismiss with prejudice and withdraw any claim covered by this release, in which he seeks damages against Rogue Wave or in the event he seeks to recover against Rogue Wave in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges.

          15.           ADEA WAIVER AND RELEASE BY MR. FLOISAND.  Mr. Floisand acknowledges that Mr. Floisand is knowingly and voluntarily waiving and releasing any rights Mr. Floisand may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA Waiver and Release”).  The Parties agree and acknowledge that Mr. Floisand has been advised by this writing, as required by the ADEA that:  (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. Floisand signs this Agreement; (b) Mr. Floisand has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mr. Floisand has twenty-one days within which to consider this ADEA Waiver and Release (although Mr. Floisand may choose to voluntarily execute this ADEA Waiver and Release earlier); (d) Mr. Floisand has seven days following the execution of this Agreement to revoke Mr. Floisand’s ADEA Waiver and Release by delivering to Rogue Wave, written notice of revocation to the attention of Rogue Wave, Attn. Vice President of Human Resources; 5500 Flatirons Parkway, Boulder, CO 80301, and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Mr. Floisand signs this Agreement.  The Parties acknowledge and agree that revocation by Mr. Floisand of the ADEA Waiver and Release is not effective to revoke Mr. Floisand’s waiver or release of any other claims pursuant to this Agreement.  The Parties further agree that revocation by Mr. Floisand of the ADEA Waiver and Release shall entitle Rogue Wave to recover any and all payments made by Rogue Wave in consideration for Mr. Floisand executing and not revoking the ADEA Waiver and Release, as articulated in paragraph 3 and to recover the costs, expenses and attorney’s fees incurred in attempting to recover such payments.

          16.           TAX CONSEQUENCES.  Mr. Floisand expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Mr. Floisand pursuant to this Agreement.  Mr. Floisand agrees to indemnify and hold Rogue Wave harmless for any and all claims or penalties asserted against Rogue Wave for failure to pay taxes due on any consideration provided by Rogue Wave pursuant to this Agreement.

          17.           COOPERATION.  Mr. Floisand agrees to fully cooperate with Rogue Wave in connection with any Rogue Wave defense, prosecution, or investigation by Rogue Wave regarding any actual or potential litigation, administrative proceeding, or other such procedures, in which Rogue Wave may be involved as a party or non-party from time to time.

          18.           NO THIRD PARTY RIGHTS.  The Parties agree that by making this Agreement, they do not intend to confer any benefits, privileges, or rights to others.  The Agreement is strictly between the Parties hereto, subject to the terms of paragraph 23 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

          19.           VOLUNTARY AND KNOWINGLY.  Mr. Floisand acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel and has in fact sought and received advice from counsel of his own choosing, and was fully advised of his rights under law.  Mr. Floisand further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes it.

          20.           DUTY TO EFFECTUATE.  The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

          21.           ENTIRE AGREEMENT.  Except for those agreements expressly referenced herein, this Agreement, including Exhibits A, B and C hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Floisand and Rogue Wave with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by the Chairman of the Board of Directors of Rogue Wave.

          22.           SUCCESSORS AND ASSIGNS.  This Agreement, including Exhibit A, hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

          23.           APPLICABLE LAW.  The Parties agree and intend that Colorado statutes and case law shall govern any and all disputes arising between the Parties relating to, construing, interpreting, or enforcing this Agreement and relating to any other aspect of Mr. Floisand’s employment with Rogue Wave.

          24.           ARBITRATION.  The Parties agree to submit any dispute between them concerning or arising out of this Agreement, or concerning or arising out of Mr. Floisand’s employment with Rogue Wave, to resolution in final and binding arbitration in Colorado under the American Arbitration Association’s Rules for the Resolution of Employment Disputes before an arbitrator selected from the Judicial Arbiter Group located in Denver, Colorado.  The parties agree that the arbitration proceedings shall not be open to the public.  The arbitrator will be selected by mutual agreement of the parties, and such agreement shall not be unreasonably withheld.  The decision of the arbitrator shall be final and binding.  The arbitration award may be enforced in any court of competent jurisdiction.  Each party will bear her/its own costs and attorneys’ fees incurred in connection with any arbitration, and no party or an attorney for any party shall seek or accept an award of attorneys’ fees under any statute, rule or order of court in connection with the lawsuit.  A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to arbitration under this paragraph.

          25.           SEVERABLE.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

          26.           ENFORCE ACCORDING TO TERMS.  The Parties intend this Agreement to be enforced according to their terms.

          27.           EXECUTION DATE.  This Agreement is effective on the later of the dates that each of the Parties signed this Agreement (“Execution Date”).

          28.           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one party but all signed counterparts taken together will constitute one and the same argument.

          29.           SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          30.           EXPIRATION.  Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Mr. Floisand and delivered to Rogue Wave no later than April 15, 2003, to be effective or binding on Rogue Wave.

          IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

JOHN FLOISAND, an individual	ROGUE WAVE SOFTWARE, INC., a Delaware corporation

/s/ JOHN FLOISAND		/s/ LOU COLE

John Floisand	By:	Lou Cole
	Its:	Board of Directors

Date: March 24, 2003	Date: March 24, 2003

Exhibit A:          Employee Proprietary Information and Inventions Agreement filed as Exhibit 10.13, Exhibit D, to the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001.